FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
The Sportsman’s Guide Expects 2005 Net Sales and EPS to Set Records;
Net Sales Expected to Be Up Over 20% and EPS Over 40%
South St. Paul, Minn. (1/24/06) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today announced that it expects to report record results for the year ended December 31, 2005 that, with respect to fully diluted earnings per share, will exceed the current average consensus estimate. For the year, the Company expects consolidated net sales of approximately $285 million and diluted earnings per share in the range of $1.37 to $1.38. This would compare with total year 2004 results of $232.5 million in net sales and earnings of $0.95 per diluted share. The consensus average estimate for 2005 was for net sales of $285 million and for earnings of $1.36 per diluted share. The diluted earnings per share numbers for 2004 have been restated to reflect the Company’s change in accounting policy for Buyer’s Club revenues announced in June and adjusted to reflect the 3-for-2 stock split, distributed April 15, 2005. The Company also noted that 2004 results included fifty-three weeks of operations, fourteen weeks in the fourth quarter, compared to the normal fifty-two weeks, thirteen weeks in the fourth quarter, in 2005. In earlier releases the Company disclosed that the extra week in 2004 accounted for approximately $4 million of incremental consolidated net sales.
     In terms of the fourth quarter of 2005, the Company also expects record results, with consolidated net sales of approximately $95 million and fully diluted earnings per share of $0.53 to $0.54. In 2004 consolidated net sales for the quarter totaled $91 million and fully diluted earnings per share were $0.46. Adjusting for last year’s extra week of operations, fourth quarter 2005 net sales were approximately 9% higher.
     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “We had a very strong year and expect our final results to be significantly above last year’s. The results are due to the continued growth of TSG and the strong performance of TGW. Consolidated Internet-related sales were well over 50% of total catalog and Internet sales. As a result of the strong fourth quarter, we should end the year with approximately $13 million of cash and no bank debt.”
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     The Company expects to announce the final results for the year at the end of February or in early March, following the completion of the annual audit. It will also hold a conference call at that time. The date of the announcement and conference call will be released in mid February.
     The Sportsman’s Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. On June 29, 2004 the Company acquired The Golf Warehouse, TGW.com, the Wichita, Kansas-based leading online and catalog retailer of golf equipment, apparel and accessories. The Company’s e-commerce websites include www.sportsmansguide.com, www.bargainoutfitters.com and www.TGW.com. Investor information is available on the Company’s investor relations website: www.SportsmansGuideIR.com.
     This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company’s products and the market acceptance of the Company’s catalogs .
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